Exhibit 99.1

BOEDECKER
Cellars
ARTISANAL WINES • PORTLAND OREGON
12 x 750ml

BLOCK

Q4 2022 Shareholder Letter

investors.block.xyz

BLOCK Q4 2022 Shareholder Letter investors.block.xyz

Q4’22 Highlights

In the fourth quarter of 2022, we generated gross profit of $1.66 billion, up 40% year over year. Square generated gross profit of $801 million, up 22% year over year, and Cash App generated gross profit of $848 million, up 64% year over year.	The breadth and cohesion of our Square ecosystem continued to be our biggest differentiator: In 2022, 44% of Square’s gross profit came from sellers that used four or more monetized products, an improvement of more than 15 points compared to three years ago.	In 2022, Cash App continued to efficiently grow its network: We ended the year with 51 million monthly transacting actives in December, with two out of three transacting each week on average.

YoY Growth

Fourth Quarter Financial Metrics

Gross Profit

$1.66 Billion +40% YOY

$1.18B
47%
Q4 2021
$1.29B
34%
Q1 2022
$1.47B
29%
Q2
$1.57B
38%
Q3
$1.66B
40%
Q4

Net Income (Loss)*

($114 Million)

($77M)
Q4 2021
($204M)
Q1 2022
($208M)
Q2
($15M)
Q3
($114M)
Q4
*Attributable to common stockholders

Square Gross Profit

$801 Million +22% YOY

$657M
54%
Q4 2021
$661M
41%
Q1 2022
$755M
29%
Q2
$783M
29%
Q3
$801M
22%
Q4

Cash App Gross Profit

$848 Million +64% YOY

$518M
37%
Q4 2021
$624M
26%
Q1 2022
$705M
29%
Q2
$774M
51%
Q3
$848M
64%
Q4

Adjusted EBITDA

$281 Million

$184M
(1%)
Q4 2021
$195M
(17%)
Q1 2022
$187M
(48%)
Q2
$327M
40%
Q3
$281M
53%
Q4

YoY Growth

In the fourth quarter of 2022, total net revenue was $4.65 billion, up 14% year over year, and, excluding bitcoin revenue, revenue was $2.82 billion, up 33% year over year. Excluding bitcoin revenue and revenue from our buy-now-pay-later (BNPL) platform, revenue was $2.55 billion, up 21% year over year. We acquired our BNPL platform through the acquisition of Afterpay on January 31, 2022.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for a description of certain items that impacted net income (loss) and operating income (loss) in 2022.

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2022 Highlights

For the full year of 2022, we generated gross profit of $5.99 billion, up 36% year over year. Square generated gross profit of $3.00 billion, up 30% year over year, and Cash App generated gross profit of $2.95 billion, up 43% year over year.

YoY Growth
YoY Growth

For the full year of 2022, total net revenue was $17.53 billion, down 1% year over year, and, excluding bitcoin revenue, revenue was $10.42 billion, up 36% year over year. Excluding bitcoin revenue and revenue from our buy-now-pay-later (BNPL) platform, revenue was $9.61 billion, up 26% year over year. We acquired our BNPL platform through the acquisition of Afterpay on January 31, 2022.

Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for a description of certain items that impacted net income (loss) and operating income (loss) in 2022.

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ON THE COVER

Boedecker Cellars is an urban winery in Portland, Oregon, that uses Square’s ecosystem — including Square Online, Square Point of Sale, Square Marketing, Square Team Management and Payroll, and multiple Square hardware devices — to power operations across multiple revenue streams, such as its wine club and tasting room experiences.

To Our Shareholders

February 23, 2023

In the fourth quarter, gross profit was affected by $18 million of amortization of acquired technology assets, the majority of which was from the acquisition of our BNPL platform.

We facilitated access to Paycheck Protection Program (PPP) loans for our sellers during the COVID-19 pandemic. We recognize revenue and gross profit over the life of the loan. If a loan is forgiven, we recognize the remaining revenue and gross profit in the period the loan is forgiven.

Over the last year, our ecosystem model helped drive resilience as we continued to serve a diverse base of global customers across a wide range of verticals, complementary products, and use cases. Looking ahead to 2023 and beyond, we are focused on balancing growth and efficiency and will prioritize speed, agility, and accountability. This framework will ensure we remain customer-led while building a disciplined and durable business for the long term.

We delivered strong growth and profitability at scale during the fourth quarter of 2022. Gross profit grew 40% year over year to $1.66 billion. Excluding our BNPL platform, gross profit was $1.46 billion, up 24% year over year. Our Square ecosystem delivered gross profit of $801 million, an increase of 22% year over year and, excluding our BNPL platform, 7% year over year. Excluding gross profit from Paycheck Protection Program (PPP) loan forgiveness and our BNPL platform, Square gross profit increased 17% year over year. Our Cash App ecosystem delivered gross profit of $848 million, an increase of 64% year over year and, excluding our BNPL platform, an increase of 45% year over year. Adjusted EBITDA was $281 million.

Q4 2022 GROSS PROFIT
As reported	Gross Profit	YoY Growth	3-year CAGR

Block	$1,660M	40%	47%
Square	$801M	22%	28%
Cash App	$848M	64%	81%

Excluding BNPL Platform	Gross Profit	YoY Growth	3-year CAGR

Block	$1,464M	24%	41%
Square	$703M	7%	23%
Cash App	$750M	45%	73%

2022 GROSS PROFIT
As reported	Gross Profit	YoY Growth	3-year CAGR

Block	$5,992M	36%	47%
Square	$3,001M	30%	29%
Cash App	$2,951M	43%	86%

Excluding BNPL Platform	Gross Profit	YoY Growth	3-year CAGR

Block	$5,404M	22%	42%
Square	$2,707M	17%	25%
Cash App	$2,657M	28%	80%

The compound annual growth rate (CAGR) is the mean annual growth rate over a specified time period. Given the impacts of the COVID-19 pandemic have lasted for nearly three years, ranging from March 2020 through today, we believe using three-year CAGRs from 2019 to 2022 helps reflect underlying growth trends through the fourth quarter of 2022.

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Square Ecosystem

We continue to focus on our three strategic priorities to drive Square’s business: omnichannel, growing upmarket, and expanding globally.

Enhancing Our Ecosystem of Products

We remain focused on investing in omnichannel commerce to help sellers never miss a sale and operate more efficiently — especially during an uncertain macroeconomic environment. We believe our key differentiators are the depth and breadth of our products and software, along with the range of verticals we serve. In 2022, 44% of Square gross profit came from sellers that used four or more monetized products, an improvement of more than 15 points from three years ago. We have seen greater retention from larger sellers and those that adopt more products: In 2022, mid-market sellers who adopted four or more products had 15x greater retention than those who only adopted one.

Growing Upmarket

During the fourth quarter, mid-market sellers continued to be our fastest-growing segment, with gross profit up 16% year over year in the fourth quarter, outpacing total Square gross profit growth, excluding our BNPL platform. While we want to serve all types of sellers — including both sole proprietors who need us seasonally and enterprises who need us around the clock — we see the greatest opportunity with sellers with annualized GPV ranging from $500,000 to $10 million, which represents an addressable market of approximately $4.0 trillion in U.S. gross receipts and makes up more than half of our estimated $125 billion total addressable market on a gross profit basis.

We believe sellers who adopt more of our products can drive meaningful growth for Square and allow us to deepen our relationship with them. For example, The Market at Grelen, a Virginia-based garden shop and cafe with more than $2.5 million in annualized GPV, joined Square 10 years ago when their business was just getting started. Over the years, The Market at Grelen has grown to encompass a 1,000-acre multi-purpose property, a second location, and an online store. As they expanded, The Market at Grelen adopted more Square products to address their changing needs, including Square for Retail to manage inventory from more than 100 vendors and Square Online to support their eCommerce operations. These integrated solutions help The Market at Grelen more seamlessly operate their complex business both in person and online, which we believe is a key reason why they have been able to grow with Square for more than a decade.

Chart depicts 2022 year-over-year seller count churn by seller size. Churn is defined as sellers who used at least one product in 2021 but did not use a product in 2022.

We determine seller size based on annualized GPV during the applicable quarter. A mid-market seller generates more than $500,000 in annualized GPV. GPV does not include transactions from our BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

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Expanding Globally

We are applying a product-centric approach to global expansion of our Square ecosystem. Our goal is to reach product parity across each of our markets, which will enable sellers to take full advantage of the breadth of our ecosystem. In Australia, we introduced Square for Retail and Square Appointments on Square Terminal, and in Ireland, we launched Square Appointments to provide a solution that integrates booking software with an all-in-one point of sale built for the Beauty and Personal Care sector.

We have heard from sellers that cash flow management is a top priority, which is why we provide integrated tools that connect directly with sellers’ payments. Since launching more of our banking products internationally, we have experienced steady demand with Square Loans: Through year-end 2022, we originated nearly $400 million in Square Loans throughout our global markets and achieved loss rates on these loans in line with Square Loans in the U.S.

Square gross profit in markets outside the U.S. includes contributions from our BNPL platform during the fourth quarter of 2022. Excluding our BNPL platform, Square gross profit in markets outside the U.S. was $83 million, representing 12% of Square gross profit.

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A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

Cash App Ecosystem

We use our inflows framework to assess the performance of Cash App’s gross profit as a result of three primary variables: (1) Actives, (2) Inflows per Active, and (3) Monetization Rate on Inflows. We are investing in the following development pillars: Community, Commerce, Crypto, Financial Services, Global, Operating System, and Trust. In the fourth quarter we made notable progress on Community, Financial Services, and Commerce, which meaningfully contributed to gross profit growth.

Community

We believe our ability to efficiently scale our network is one of our biggest differentiators: During December 2022, Cash App had 51 million monthly transacting actives, an increase of 16% year over year. Our acquisition cost remained stable in 2022 at $10 or less on average to acquire a new transacting active with strong returns on acquisition spend.

Creating unique experiences within peer-to-peer transactions allows us to engage our community in new and interesting ways. In the fourth quarter, we launched peer-to-peer gift cards, allowing customers to send a gift card from a wide range of merchants to their friends and family, who can then receive and spend it through their Cash App Card.

Financial services

Cash App Card delivered strong growth over the past year, generating more than $750 million in gross profit during 2022, up 56% year over year from transactions on the card alone. This growth was driven by continued momentum from Cash App Card monthly actives and spend per active. Cash App Card is a key driver of increased inflows as Cash App Card actives brought 2x the amount of inflows into Cash App compared to peer-to-peer actives in the fourth quarter. Increased product adoption has positively impacted inflows per transacting active, which were $1,048 in the fourth quarter, up slightly year over year despite the benefit from government disbursements in the prior-year period.

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We are focused on continuing to build customer trust through the breadth of our banking offerings. Based on direct feedback from our customers, in January we rolled out Savings, which allows customers to hold a separate savings balance and easily set and track towards financial goals. Customers can add money to savings using their Cash App balance, a linked debit card, or through Round Ups on purchases with Cash App Card. This provides our customers with a meaningful tool to manage their money, and also furthers Cash App’s ability to be our customers’ primary bank of choice.

Commerce

As we continue our investment in Commerce, we are seeing new and meaningful opportunities in our BNPL platform that can further connect our Square and Cash App ecosystems. In the past year, we have channeled an opportunity to connect consumers with merchants by creating an ad and affiliate offering. With the offering available to both in- and out-of-network merchants, we are paid a commission when a consumer begins their shopping journey in the Afterpay app and makes a purchase. We also earn revenue through our BNPL platform from consumer clicks to a merchant site from the app as well as flat fees for premium ad placements.

Since launch, we have seen meaningful growth in the ad and affiliate offering of our BNPL platform. In 2022, the ads and affiliate program generated nearly $100 million in revenue across nearly 2,000 advertisers. As we build out Cash App’s commerce platform, we intend to integrate this demand generation engine from the Afterpay app, and pair ad and affiliate offerings with Cash App’s powerful Boost rewards and incentives capabilities.

In January 2023, we launched Savings, which allows our customers to budget better by saving in a separate balance within Cash App.

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Reconciliations of non-GAAP metrics used in this letter to their nearest GAAP equivalents are provided at the end of this letter.

We acquired our BNPL platform through the acquisition of Afterpay. We recognize revenue from our BNPL platform as subscription and services-based revenue, and have allocated 50% of revenue and gross profit from our BNPL platform to each of Square and Cash App. Revenue from our BNPL platform includes fees generated from consumer receivables, late fees, and certain affiliate and advertising fees from the platform.

GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

Financial

Discussion

REVENUE AND GROSS PROFIT

Total net revenue was $4.65 billion in the fourth quarter of 2022, up 14% year over year. Excluding bitcoin revenue, revenue in the fourth quarter was $2.82 billion, up 33% year over year. For the full year of 2022, total net revenue was $17.53 billion, down 1% year over year. Excluding bitcoin revenue, revenue for the full year was $10.42 billion, up 36% year over year.

Gross profit was $1.66 billion in the fourth quarter of 2022, up 40% year over year. For the full year of 2022, gross profit was $5.99 billion, up 36% year over year. In the fourth quarter and for the full year, gross profit included $18 million and $70 million, respectively, of amortization of acquired technology assets, the majority of which was from the acquisition of our BNPL platform.

In the fourth quarter of 2022, our BNPL platform contributed $264 million of revenue and $196 million of gross profit. Excluding bitcoin revenue and our BNPL platform, revenue was $2.55 billion, up 21% year over year. Excluding our BNPL platform, gross profit was $1.46 billion, up 24% year over year.

For the full year of 2022, our BNPL platform contributed $811 million of revenue and $588 million of gross profit. Excluding bitcoin revenue and our BNPL platform, revenue was $9.61 billion, up 26% year over year. Excluding our BNPL platform, gross profit was $5.40 billion, up 22% year over year.

Transaction-based revenue was $1.47 billion in the fourth quarter of 2022, up 13% year over year, and transaction-based gross profit was $605 million, up 10% year over year. We processed $53.16 billion in GPV in the fourth quarter, up 15% year over year. Transaction-based gross profit as a percentage of GPV was 1.14% in the fourth quarter, up 1 basis point quarter over quarter and down 4 basis points year over year.

Bitcoin gross profit was $35 million in the fourth quarter of 2022. The total sale amount of bitcoin sold to customers, which we recognize as bitcoin revenue, was $1.83 billion. Bitcoin gross profit was 2% of bitcoin revenue.

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For the full year of 2022, transaction-based revenue was $5.70 billion, up 19% year over year, and transaction-based gross profit was $2.34 billion, up 13% year over year. We processed $203.54 billion in GPV for the full year of 2022, up 21% year over year. Transaction-based gross profit as a percentage of GPV was 1.15% for the full year of 2022, down 9 basis points year over year and up 7 basis points compared to 2019.

Subscription and services-based revenue was $1.31 billion in the fourth quarter of 2022, up 69% year over year, and subscription and services-based gross profit was $1.07 billion, up 70% year over year. Excluding our BNPL platform, subscription and services-based revenue was $1.04 billion and subscription and services-based gross profit was $871 million, up 35% and 39% year over year, respectively.

For the full year of 2022, subscription and services-based revenue was $4.55 billion, up 68% year over year, and subscription and services-based gross profit was $3.69 billion, up 66% year over year. Excluding our BNPL platform, subscription and services-based revenue was $3.74 billion and subscription and services-based gross profit was $3.10 billion, up 38% and 39% year over year, respectively.

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SQUARE ECOSYSTEM REVENUE

AND GROSS PROFIT

In the fourth quarter of 2022, Square generated $1.76 billion of revenue and $801 million of gross profit, up 19% and 22% year over year, respectively. For the full year of 2022, Square generated $6.70 billion of revenue and $3.00 billion of gross profit, up 29% and 30% year over year, respectively.

Our BNPL platform contributed $132 million of revenue and $98 million of gross profit to Square in the fourth quarter of 2022. Excluding our BNPL platform, Square generated $1.62 billion of revenue and $703 million of gross profit, up 10% and 7% on a year-over-year basis, respectively. For the full year of 2022, our BNPL platform contributed $406 million of revenue and $294 million of gross profit to Square. Excluding our BNPL platform, Square generated $6.29 billion of revenue and $2.71 billion of gross profit, up 21% and 17% on a year-over-year basis, respectively.

Excluding gross profit from PPP loan forgiveness and our BNPL platform, Square gross profit was up 17% and 19% year over year in the fourth quarter and for the full year of 2022, respectively.

We target positive gross profit retention to measure our ability to support our sellers and help them grow over time. In 2022, each of our existing annual Square cohorts achieved positive gross profit retention when compared to 2021. Square cohorts onboarded prior to 2021 have achieved or are pacing towards an estimated return on investment of 3x or greater over four years. Our 2021 and 2022 cohorts have achieved or are pacing towards an estimated payback of six quarters or less.

Square GPV is defined as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Square GPV does not include transactions from our BNPL platform because GPV is related only to transaction-based revenue and not to subscription and services-based revenue.

Square gross profit retention rate is calculated as the year-over-year gross profit growth of all existing quarterly seller cohorts, averaged over the last four quarters (excluding gross profit from our BNPL platform, hardware, Caviar, PPP loans, and Weebly prior to the acquisition). A Square cohort represents new sellers onboarded to Square during a given period.

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In the fourth quarter of 2022, Square generated $1.35 billion of transaction-based revenue, up 12% year over year, with growth from both in-person and online channels. During the quarter, Square saw a lower percentage of debit card transactions on a year-over-year basis, as the proportion of debit transactions was comparable to pre-pandemic levels. For the full year of 2022, Square transaction-based revenue was $5.24 billion, up 19% year over year.

In the fourth quarter of 2022, Square GPV was $48.61 billion, up 14% year over year and 16% year over year on a constant currency basis. For the full year of 2022, Square GPV was $186.47 billion, up 22% year over year and 24% on a constant currency basis. We observed the following trends in Square GPV during the fourth quarter of 2022:

•	Products: Card-present GPV was up 17% year over year and card-not-present GPV was up 9% year over year.

•	Geographies: Square GPV in our U.S. market grew 13% year over year, and growth in our international markets was 23% year over year. On a constant currency basis, Square GPV in our international markets was up 39% year over year.

•	Verticals: Square GPV was up 16% year over year in October, compared to 13% in November and 14% in December. Growth in Square GPV was slower in November and the first half of December compared to during the December holiday season. The slowdown was most pronounced in discretionary verticals, including food and drink and retail.

Return on investment, or payback, measures the effectiveness of sales and marketing spend. Return on investment (ROI) is calculated by dividing the cumulative cohort gross profit of each cohort of sellers by GAAP sales and marketing expenses for the applicable time period, excluding the following: Cash App sales and marketing expenses, BNPL platform sales and marketing expenses, Corporate and Other sales and marketing expenses, Caviar sales and marketing expenses, and the portion of sales and marketing expenses from the legacy Weebly business. Each line represents a quarterly cohort from the first quarter of 2013 to the third quarter of 2022.

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Square generated $368 million of subscription and services-based revenue during the fourth quarter of 2022, up 60% year over year. Excluding our BNPL platform, subscription and services-based revenue was $236 million, up 3% year over year. For the full year of 2022, Square subscription and services-based revenue was $1.30 billion, up 96% year over year. Excluding our BNPL platform, subscription and services-based revenue was $894 million, up 35% year over year.

•	Banking: Excluding revenue from PPP loan forgiveness, revenue and gross profit from seller banking products achieved strong year- over-year growth in the fourth quarter of 2022. This includes Instant Transfer, Square Card, and Square Loans, which represent most of our financial services products for sellers.

•	Square Loans: Excluding revenue from PPP loan forgiveness, Square Loans achieved strong revenue and gross profit growth during the fourth quarter of 2022, facilitating approximately 124,000 loans totaling $1.16 billion in originations, up 37% year over year. Square Loans benefited from $2 million of PPP loan forgiveness revenue and gross profit during the fourth quarter of 2022, compared to $59 million in the fourth quarter of 2021. For the full year of 2022, Square Loans facilitated approximately 461,000 loans totaling $4.07 billion in originations, up 29% year over year.

•	Software: Revenue and gross profit from software subscriptions delivered strong year-over-year growth during the quarter, and gross profit growth continued to outpace overall Square gross profit growth.

Hardware revenue in the fourth quarter of 2022 was $36 million, down 1% year over year, and generated a gross loss of $28 million as we use hardware as an acquisition tool. For the full year of 2022, hardware revenue was $164 million, up 13% year over year, and generated a gross loss of $123 million. Revenue growth for the full year of 2022 was driven by strong unit sales of Square Terminal, Square Register, and Square Reader for contactless and chip.

Q4 SQUARE SUBSCRIPTION AND SERVICES-BASED

REVENUE EX-PPP AND EX-BNPL PLATFORM

	Q419	Q420	Q421	Q422

Square subscription and services-based revenue	$105M	$105M	$230M	$368M

PPP loan forgiveness revenue	$0M	$2M	$59M	$2M

Square subscription and services-based revenue excluding PPP forgiveness	$105M	$103M	$171M	$366M

BNPL platform subscription and services-based revenue allocated to Square	$0M	$0M	$0M	$132M

Square subscription and services-based revenue excluding PPP forgiveness and excluding contributions from BNPL platform	$105M	$103M	$171M	$234M

FY SQUARE SUBSCRIPTION AND SERVICES-BASED

REVENUE EX-PPP AND EX-BNPL PLATFORM

	2019	2020	2021	2022

Square subscription and services-based revenue	$369M	$376M	$664M	$1,300M

PPP loan forgiveness revenue	$0M	$2M	$96M	$68M

Square subscription and services-based revenue excluding PPP forgiveness	$369M	$374M	$568M	$1,232M

BNPL platform subscription and services-based revenue allocated to Square	$0M	$0M	$0M	$406M

Square subscription and services-based revenue excluding PPP forgiveness and excluding contributions from BNPL platform	$369M	$374M	$568M	$827M

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CASH APP ECOSYSTEM REVENUE

AND GROSS PROFIT

In the fourth quarter of 2022, Cash App generated $2.86 billion of revenue and $848 million of gross profit, up 12% and 64% year over year, respectively. For the full year of 2022, Cash App generated $10.63 billion of revenue and $2.95 billion of gross profit, down 14% and up 43% year over year, respectively. The year-over-year decline in revenue was driven by a decrease in the total dollar amount of bitcoin sold to customers, which we recognize as bitcoin revenue, and bitcoin gross profit was 2% of bitcoin revenue in the quarter.

Our BNPL platform contributed $132 million of revenue and $98 million of gross profit to Cash App in the fourth quarter of 2022. Excluding bitcoin revenue and our BNPL platform, Cash App revenue was $892 million in the fourth quarter of 2022, up 51% year over year. Excluding our BNPL platform, Cash App gross profit was $750 million, up 45% year over year.

For the full year of 2022, our BNPL platform contributed $406 million of revenue and $294 million of gross profit to Cash App. Excluding bitcoin revenue and our BNPL platform, Cash App revenue was $3.11 billion for the full year of 2022, up 35% year over year. Excluding our BNPL platform, Cash App gross profit was $2.66 billion, up 28% year over year.

We drove growth in net new transacting actives and strong engagement across products in our Cash App ecosystem. Inflows per transacting active were $1,048 in the fourth quarter of 2022, up slightly year over year despite the benefit from government disbursements in the prior-year period. Overall inflows for the full year of 2022 were $203 billion, up from $179 billion in 2021.

Our Cash App ecosystem has achieved positive annual gross profit retention for our historical cohorts, demonstrating that existing customers have remained on the platform and increased their engagement with Cash App over time. We have seen strength in retention during recent years, with positive annual gross profit retention for all historical cohorts.

We continued to efficiently grow our customer base and generate strong returns on customer acquisition for Cash App. Our historical Cash App cohorts through 2020 have achieved a 6x ROI or greater over three years, and our 2021 and 2022 Cash App cohorts are at or pacing towards an estimated payback of less than one year. In 2022, we onboarded our largest annual cohort on a gross profit basis.

Cash App annual gross profit retention is calculated as the year-over-year gross profit growth of all existing quarterly Cash App cohorts, averaged over the last four quarters, and excluding BNPL platform gross profit, contra revenue, and interest income. A transacting active’s cohort is determined based on the date they first became a transacting active on the platform. For example, retention for our Q1 2019 cohort is the average annual gross profit growth from transacting actives who completed a first transaction in Q1 2019. Each of our annual Cash App cohorts since 2015 and the pre-2015 cohort have exhibited positive overall gross profit retention on aggregate from the date of their first transaction through December 31, 2022.

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Bitcoin revenue is the total sale amount of bitcoin sold to customers. Bitcoin costs are the total amount we pay to purchase bitcoin in order to facilitate customers’ access to bitcoin. In future quarters, bitcoin revenue and gross profit may fluctuate as a result of changes in customer demand or the market price of bitcoin.

In the fourth quarter of 2022, Cash App Business GPV was $4.55 billion, up 20% year over year. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card. Cash App generated $122 million of transaction-based revenue during the fourth quarter of 2022, up 18% year over year. Growth was driven by an increase in the number of business accounts and in the number of transactions. For the full year of 2022, Cash App Business GPV was $17.07 billion, up 14% year over year, and Cash App transaction-based revenue was $466 million, up 14% year over year.

Cash App generated $901 million of subscription and services-based revenue during the fourth quarter of 2022, up 85% year over year. Growth in the quarter was driven by contributions from our BNPL platform, as well as transaction fees from both Cash App Card and Instant Deposit. Excluding our BNPL platform, subscription and services-based revenue was $769 million, up 58% year over year. For the full year of 2022, Cash App subscription and services-based revenue was $3.05 billion, up 61% year over year. Excluding our BNPL platform, subscription and services-based revenue was $2.64 billion, up 40% year over year.

Cash App generated $35 million of bitcoin gross profit in the fourth quarter of 2022, down 25% year over year. The total sale amount of bitcoin sold to customers, which we recognize as bitcoin revenue, was $1.83 billion, down 7% year over year. Bitcoin revenue and gross profit were relatively consistent compared to the third quarter of 2022. The year-over-year decrease in bitcoin revenue and gross profit was driven by a decline in the price of bitcoin. For the full year of 2022, Cash App generated $7.11 billion of bitcoin revenue and $156 million of bitcoin gross profit, down 29% and 28% year over year, respectively.

CORPORATE AND OTHER REVENUE

AND GROSS PROFIT

Corporate and Other generated $38 million in revenue and $11 million in gross profit in the fourth quarter of 2022. For the full year of 2022, Corporate and Other generated $206 million in revenue and $40 million in gross profit. Corporate and Other comprised areas outside Square and Cash App, which were primarily TIDAL and intersegment eliminations in 2022.

Return on investment, or payback, is calculated by taking a given Cash App monthly cohort’s cumulative variable profit and dividing by acquisition marketing spend for the initial month when onboarded. Each line represents the average monthly cohort for years 2017 to 2022.

Cohort variable profit is calculated as gross profit across Cash App transaction-based profit, Cash App Card gross profit, Instant Deposit gross profit for Cash App, bitcoin gross profit, less certain variable sales and marketing expenses, including peer-to-peer processing and risk loss. Cohort variable profit is based on our estimates for certain risk loss measures.

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We discuss Cash App marketing expenses because a large portion is generated by our peer-to-peer service, which we offer free to our Cash App customers, and we consider it to be a marketing tool to encourage the use of Cash App.

OPERATING EXPENSES

Operating expenses were $1.80 billion in the fourth quarter of 2022, up 45% year over year, and non-GAAP operating expenses were $1.40 billion, up 39% year over year. For the full year of 2022, operating expenses were $6.62 billion, up 55% year over year, and non-GAAP operating expenses were $5.07 billion, up 48% year over year. In the fourth quarter and for the full year, operating expenses included $35 million and $139 million, respectively, of amortization of customer and other acquired intangible assets, the majority of which was from the acquisition of our BNPL platform.

Product development expenses were $605 million on a GAAP basis and $382 million on a non-GAAP basis in the fourth quarter of 2022, up 54% and 60% year over year, respectively. The increase was driven primarily by headcount and personnel costs related to our engineering, data science, and design teams, as well as product development expenses related to our BNPL platform.

Sales and marketing expenses were $540 million on a GAAP basis and $508 million on a non-GAAP basis in the fourth quarter of 2022, up 11% and 9% year over year, respectively.

•	Cash App marketing expenses were down 9% year over year, driven by a decrease in advertising and non-traditional marketing expenses. Cash App peer-to-peer processing costs, related peer-to-peer transaction losses, and card issuance costs were up 15% year over year.

•	Other sales and marketing expenses were up 48% year over year. The increase was driven primarily by sales and marketing expenses related to our BNPL platform. Other sales and marketing expenses also include expenses related to TIDAL.

General and administrative expenses were $452 million on a GAAP basis and $343 million on a non-GAAP basis in the fourth quarter of 2022, up 51% and 43% year over year, respectively. The increase was due primarily to additions to customer support, human resources, finance, and legal personnel, as well as expenses related to our BNPL platform.

BLOCK Q4 2022 16

The accounting rules for bitcoin currently require us to recognize any decreases in market price below carrying value as an impairment charge, with no upward revisions recognized when the market price increases until the sale of that bitcoin. Bitcoin impairment loss is a GAAP expense. Non-GAAP operating expenses exclude bitcoin impairment losses. To determine fair value, Block revalues its bitcoin holdings on a daily basis using the closing price at midnight Coordinated Universal Time (UTC).

Transaction, loan, and consumer receivables losses were $155 million in the fourth quarter of 2022, up 172% year over year. The increase was driven primarily from consumer receivables losses related to our BNPL platform, as well as growth in Square Loans volumes and Square GPV. In the fourth quarter, loss rates for Square GPV, Square Loans, and BNPL consumer receivables remained consistent with historical ranges, and we will continue to monitor trends closely given the dynamic macro environment.

In the fourth quarter of 2020 and first quarter of 2021, we invested $50 million and $170 million, respectively, in bitcoin. As an indefinite-lived intangible asset, bitcoin is subject to impairment losses if the fair value of bitcoin decreases below the carrying value during the assessed period. In the fourth quarter of 2022, we recognized a bitcoin impairment loss of $9 million on our bitcoin investment, and for the full year of 2022, we recognized a bitcoin impairment loss of $47 million on our investment. As of December 31, 2022, the fair value of our investment in bitcoin was $133 million based on observable market prices, which was $30 million greater than the carrying value of the investment after cumulative impairment charges.

BLOCK Q4 2022 17

Beginning in the first quarter of 2022, we have included the tax impact of the non-GAAP adjustments in determining the Adjusted EPS. We determined the adjusted provision (benefit) for income taxes by calculating the estimated annual effective tax rate based on adjusted pre-tax income and applying it to Adjusted Net Income before income taxes.

EARNINGS

In the fourth quarter of 2022, operating loss was $135 million. For the full year of 2022, operating loss was $625 million.

In the fourth quarter of 2022, net loss attributable to common stockholders was $114 million. Net loss per share attributable to common stockholders was $0.19 on a basic and diluted basis in the fourth quarter of 2022, based on 599 million weighted-average basic and diluted shares outstanding during the fourth quarter of 2022.

For the full year of 2022, net loss attributable to common stockholders was $541 million. Net loss per share was $0.93 on a basic and diluted basis, based on 579 million weighted-average basic and diluted shares outstanding during the full year of 2022.

Adjusted Operating Loss was $32 million in the fourth quarter of 2022. For the full year of 2022, Adjusted Operating Loss was $145 million. Adjusted Operating Income (Loss) is a non-GAAP financial measure that excludes certain expenses that we believe are not reflective of our core operating performance, including amortization of intangible assets, bitcoin impairment losses, acquisition-related accelerated share-based compensation expenses, and acquisition-related, integration, and other costs. We present Adjusted Operating Income (Loss) because we use it to evaluate our operating performance, generate future operating plans, and make strategic decisions.

Adjusted EBITDA was $281 million in the fourth quarter of 2022, compared to $184 million in the fourth quarter of 2021. The increase in Adjusted EBITDA compared to the prior-year period was driven by gross profit growth across our Cash App and Square ecosystems. For the full year of 2022, Adjusted EBITDA was $991 million.

In the fourth quarter of 2022, Adjusted Net Income Per Share (Adjusted EPS) was $0.22 on a diluted basis based on 623 million weighted-average diluted shares, representing a $0.06 decrease year over year. For the full year of 2022, Adjusted EPS was $1.00 based on 615 million weighted-average diluted shares, compared to $1.28 for the full year of 2021.

Please see the reconciliations at the end of this letter for a description of certain items that impacted net income (loss) and operating income (loss) in 2022.

BLOCK Q4 2022 18

BALANCE SHEET/CASH FLOW

We ended the fourth quarter of 2022 with $7.5 billion in available liquidity, with $6.9 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $600 million available to be withdrawn from our revolving credit facility. Additionally, we had $389 million available to be withdrawn under our warehouse funding facilities, to support funding of growth in our consumer receivables related to our BNPL platform.

In the fourth quarter of 2022, Adjusted EBITDA contributed positively to our overall liquidity.

BLOCK Q4 2022 19

Trends and Forward-Looking Commentary

	Q4 2022 YoY Growth %	Jan + Feb 2023 YoY Growth %
BUSINESS TRENDS
Block Gross Profit	40%	33%
Block Combined Company Gross Profit*	21%	25%

Note: The table above presents preliminary gross profit growth estimates for the months of January and February 2023. These represent our current estimates as we have not yet finalized our financial statements for the months of January and February, and our monthly and combined company results are not subject to interim review by our auditors. As a result, actual January and February results may differ from these preliminary estimates

Given we acquired our BNPL platform on January 31, 2022 through the acquisition of Afterpay, we believe Block combined company gross profit is more representative of underlying growth trends in the first quarter. *Block combined company gross profit is calculated assuming a $51 million gross profit contribution from our BNPL platform in January 2022, as if our BNPL platform had been acquired on January 1, 2022. On a combined company basis, our BNPL platform contributed $143 million of gross profit in the first quarter of 2022 and $185 million in the fourth quarter of 2021.

OPERATING EXPENSES	Q1 2023	QoQ increase ($)
Block Non-GAAP Operating Expenses[1]	$1,430M	$30M

On a GAAP basis, we currently expect to recognize approximately $53 million in quarterly expenses related to amortization of intangible assets over the next few years, based on the intangible assets as of December 31, 2022. This quarterly expense includes approximately $18 million recognized in cost of sales and approximately $35 million in operating expenses. These amounts may be affected by fluctuations in foreign exchange rates in future periods.

In the first quarter of 2023, we expect our share-based compensation expense to be relatively consistent quarter over quarter on a dollar basis. Share-based compensation expenses are not included in non-GAAP operating expenses.

2023 OUTLOOK	2023
Adjusted EBITDA[1]	$1,300M
Adjusted Operating Income (Loss)[1]	($150M)

Based on trends in our business year to date as of earnings, we expect Adjusted EBITDA margin to expand by at least one percentage point year over year and Adjusted Operating Income margin to also expand on a year-over-year basis in 2023 compared to 2022.

1. We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Block Non-GAAP Operating Expenses, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income, Adjusted Operating Income margin, or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as share-based compensation expense. Accordingly, reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

Adjusted EBITDA margin and Adjusted Operating Income margin are both defined by dividing the respective metric taken over a period by gross profit over the same period.

BLOCK Q4 2022 20

INVESTMENT FRAMEWORK

Our investment framework can be articulated in a single sentence: Block and each ecosystem must show a believable path to gross profit retention of more than 100% and Rule of 40, measured as gross profit growth plus Adjusted Operating Income, over the long-term. Unlike Adjusted EBITDA, Adjusted Operating Income is a profitability measure which takes into account certain non-cash expenses, including share based compensation as well as depreciation and certain amortization expenses. As we transition to Adjusted Operating Income, we will continue to share Adjusted EBITDA as a measure of profitability.

We believe this framework will enhance our ecosystem model by allowing each ecosystem to make business decisions in parallel, and balance tradeoffs as we invest for growth with discipline. It also ensures we remain customer focused, and provides flexibility for products and businesses at varying stages of maturity.

BLOCK Q4 2022 21

MEDIA CONTACT

press@block.xyz

INVESTOR RELATIONS

CONTACT

ir@block.xyz

Earnings

Webcast

Block (NYSE:SQ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, February 23, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call.

We will release financial results for the first quarter of 2023 on May 4, 2023, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Jack Dorsey	Amrita Ahuja

BLOCK Q4 2022 22

“Making wine is easy, but selling is hard — and that’s where Square helps us provide a personalized, elevated customer experience. I can easily manage wine club memberships and securely keep cards on file with Square Subscriptions, while building brand loyalty and offering discounts to new and returning customers using Square Marketing.
My goal is to transform Boedecker into a destination where customers can enjoy a glass of wine and a bite to eat — and Square equips us with the tools we need to make this dream a reality.”
- Athena Poppas, Founder of Boedecker Cellars

With a debit card, acct #, routing #, direct deposit, and bitcoin, I see no need to use a traditional bank. #cashapp #Bitcoin @JSmilanic Via Twitter I use the Cash app Bitcoin roundup daily. Easy way to stack with no fees. @keithkman Via Reddit Yo cashapp got everything now haha. You can have a savings account, crypto, stocks, wallet, and even tax filing. @SILNTMUSIC Via Twitter My jaw dropped yesterday morning when I saw the “savings” widget (tab) definitely excited to start using this! I am actually saving for my first ever plane ticket (not sure where I’ll be going but I gotta get on a plane to get there!) so excited! @BradyRamsey777 Via Twitter #cashappgiftcards smart thinking cashapp ! @479_isaiah Via Instagram

SAFE HARBOR STATEMENT

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers as well as our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods; the Company’s integration of Afterpay into its Square and Cash App businesses, and its impacts on the Company’s business and financial results; future profitability and growth in the Company’s businesses and products and the Company’s ability to drive such profitability and growth; the Company’s expectations regarding scale, economics, and the demand for or benefits from its products, product features, and services; the Company’s product development plans; the ability of the Company’s products to attract and retain customers, particularly in new or different markets or demographics; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses, including future transaction and loan losses and the Company’s estimated reserves for such losses; the Company’s bitcoin investments and strategy as well as the potential financial impact and volatility; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions.

Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a continued or prolonged economic downturn in the United States and in other countries around the world; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the integration of Afterpay; uncertainty around the impacts of the COVID-19 pandemic and the related effects of government and other measures; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; the effect of management changes and business initiatives; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

BLOCK Q4 2022 25

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), constant currency, and non-GAAP operating expenses as well as other measures defined in this letter such as measures excluding bitcoin revenue or gross profit, bitcoin impairment losses, measures excluding gains or losses on equity investments, measures excluding amortization of intangibles, measures excluding our BNPL platform, measures excluding both our BNPL platform and bitcoin revenue or gross profit, and measures excluding both of our BNPL platform and PPP loan forgiveness gross profit. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers.

We define GPV as the total dollar amount of all card payments processed by sellers using Square, net of refunds, and ACH transfers. Additionally, GPV includes Cash App Business GPV, which comprises Cash App activity related to peer-to-peer transactions received by business accounts, Cash App Pay transactions, and peer-to-peer payments sent from a credit card. GPV does not include BNPL transactions.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), and Adjusted Operating Income (Loss) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share (or, in the case of Adjusted Operating Income (Loss), represents our operating income (loss)), adjusted to eliminate the effect of share-based compensation expenses; amortization of intangible assets; gain or loss on revaluation of equity investments; bitcoin impairment losses; amortization of debt discount and issuance costs; and the gain or loss on the disposal of property and equipment, as applicable. We also exclude certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards, and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are non-recurring operating expenses may include contingent losses, certain litigation, and regulatory charges. We also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. In addition to the items above, Adjusted EBITDA is a non-GAAP financial measure that also excludes depreciation and amortization, interest income and expense, other income and expense, and provision or benefit from income taxes, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates.

Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of share-based compensation, depreciation and amortization, bitcoin impairment losses, loss on disposal of property and equipment, and acquisition-related integration and other costs.

We have included Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. Accordingly, we believe that Adjusted EBITDA, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. We have included measures excluding bitcoin revenue because our role is to facilitate customers’ access to bitcoin. When customers buy bitcoin through Cash App, we only apply a small margin to the market cost of bitcoin, which tends to be volatile and outside our control. Therefore, we believe deducting bitcoin revenue or gross profit better reflects the economic benefits as well as our performance from these transactions. We also include measures that exclude both our BNPL platform and bitcoin revenue or gross profit in order to further facilitate comparison of our business without bitcoin revenue or gross profit to periods prior to the acquisition of BNPL. We have included measures excluding both our BNPL platform and PPP loan forgiveness gross profit because we believe these measures are useful in order to facilitate comparisons of our business without PPP loan forgiveness to periods prior to the acquisition of BNPL. We exclude amortization of intangible assets arising from business combinations because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations.

Adjusted EBITDA, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, bitcoin revenue or gross profit, PPP loan forgiveness gross profit, bitcoin impairment losses, and measures excluding gains or losses on equity investments, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP.

BLOCK Q4 2022 26

KEY OPERATING METRICS AND

NON-GAAP FINANCIAL MEASURES

We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

BLOCK Q4 2022 27

Condensed Consolidated

Statements of Operations

AUDITED

In thousands, except per share data

	YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020
Revenue:
Transaction-based revenue	$5,701,540	$4,793,146	$3,294,978

Subscription and services-based revenue	4,552,773	2,709,731	1,539,403

Hardware revenue	164,418	145,679	91,654

Bitcoin revenue	7,112,856	10,012,647	4,571,543

Total net revenue	17,531,587	17,661,203	9,497,578

Cost of revenue:

Transaction-based costs	3,364,028	2,719,502	1,911,848

Subscription and services-based costs	861,745	483,056	222,712

Hardware costs	286,995	221,185	143,901

Bitcoin costs	6,956,733	9,794,992	4,474,534

Amortization of acquired technology assets	70,194	22,645	11,174

Total cost of revenue	11,539,695	13,241,380	6,764,169

Gross profit	5,991,892	4,419,823	2,733,409

Operating expenses:

Product development	2,135,612	1,383,841	881,826

Sales and marketing	2,057,951	1,617,189	1,109,670

General and administrative	1,686,849	982,817	579,203

Transaction, loan, and consumer receivable losses	550,683	187,991	177,670

Bitcoin impairment losses	46,571	71,126	—

Amortization of customer and other acquired intangible assets	138,758	15,747	3,855

Total operating expenses	6,616,424	4,258,711	2,752,224

Operating income (loss)	(624,532)	161,112	(18,815)

Interest expense, net	36,228	33,124	56,943

Other income, net	(95,443)	(29,474)	(291,725)

Income (loss) before income tax	(565,317)	157,462	215,967

Provision (benefit) for income taxes	(12,312)	(1,364)	2,862

Net income (loss)	(553,005)	158,826	213,105

Less: Net income (loss) attributable to noncontrolling interests	(12,258)	(7,458)	—

Net income (loss) attributable to common stockholders	$(540,747)	$166,284	$213,105

Net income (loss) per share attributable to common stockholders:

Basic	$(0.93)	$0.36	$0.48

Diluted	$(0.93)	$0.33	$0.44

Weighted-average shares used to compute net income
(loss) per share attributable to common stockholders:

Basic	578,949	458,432	443,126

Diluted	578,949	501,779	482,167

BLOCK Q4 2022 28

Condensed Consolidated

Balance Sheets

AUDITED

In thousands, except share and per share data

	Dec 31, 2022	Dec 31, 2021
Assets
Current assets:

Cash and cash equivalents	$4,544,202	$4,443,669

Investments in short-term debt securities	1,081,851	869,283

Settlements receivable	2,416,324	1,171,612

Customer funds	3,180,324	2,830,995

Consumer receivables, net	1,871,160	—

Loans held for sale	474,036	517,940

Safeguarding asset related to bitcoin held for other parties	428,243	1,100,596

Other current assets	1,627,265	687,429

Total current assets	15,623,405	11,621,524

Property and equipment, net	329,302	282,140

Goodwill	11,966,761	519,276

Acquired intangible assets, net	2,014,034	257,049

Investments in long-term debt securities	573,429	1,526,430

Operating lease right-of-use assets	373,172	449,406

Other non-current assets	484,237	370,535

Total assets	$31,364,340	$15,026,360

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$5,548,656	$3,979,624

Settlements payable	462,505	254,611

Accrued expenses and other current liabilities	1,056,676	702,881

Current portion of long-term debt	460,356	455

Warehouse funding facilities, current	461,240	—

Safeguarding obligation liability related to bitcoin held for other parties	428,243	1,100,596

PPP Liquidity Facility advances	16,840	497,533

Total current liabilities	8,434,516	6,535,700

Deferred tax liabilities	132,498	15,236

Warehouse funding facilities, non-current	877,066	—

Long-term debt (Note 15)	4,109,829	4,559,208

Operating lease liabilities, non-current	357,419	395,017

Other non-current liabilities	201,657	207,610

Total liabilities	14,112,985	11,712,771

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000,000 shares authorized at December 31, 2022 and December 31, 2021. None issued and outstanding at December 31, 2022 and December 31, 2021.	—	—

Class A common stock, $0.0000001 par value: 1,000,000,000 shares authorized at December 31, 2022 and December 31, 2021; 539,408,009 and 403,237,209 issued and outstanding at December 31, 2022 and December 31, 2021, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000,000 shares authorized at December 31, 2022 and December 31, 2021; 60,651,533 and 61,706,578 issued and outstanding at December 31, 2022 and December 31, 2021, respectively.	—	—

Additional paid-in capital	18,314,681	3,317,255

Accumulated other comprehensive loss	(523,090)	(16,435)

Accumulated deficit	(568,712)	(27,965)

Total stockholders’ equity attributable to common stockholders	17,222,879	3,272,855

Noncontrolling interests	28,476	40,734

Total stockholders’ equity	17,251,355	3,313,589

Total liabilities and stockholders’ equity	$31,364,340	$15,026,360

BLOCK Q4 2022 29

Condensed Consolidated

Statements of Cash Flows

AUDITED

In thousands

	YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Cash Flows from Operating Activities
Net income (loss)	$(553,005)	$158,826	$213,105

Adjustments to reconcile net income (loss) to net cash provided by operating activities:

Depreciation and amortization	340,523	134,757	84,212

Amortization of discounts and premiums and other non-cash adjustments	(592,489)	31,104	76,129

Loss on extinguishment of long-term debt	—	—	6,651

Non-cash lease expense	129,811	83,137	70,253

Share-based compensation	1,071,278	608,040	397,800

Gains on revaluation of equity investments	(73,457)	(35,492)	(295,297)

Transaction, loan, and consumer receivable losses	550,683	187,991	177,670

Bitcoin impairment losses	46,571	71,126	—

Change in deferred income taxes	(69,593)	(10,435)	(8,016)

Changes in operating assets and liabilities:

Settlements receivable	(1,499,057)	(346,217)	(547,484)

Purchases and originations of loans	(6,665,387)	(3,227,172)	(1,837,137)

Proceeds from payments and forgiveness of loans	6,590,909	3,067,344	1,505,406

Customers payable	1,060,861	171,555	371,598

Settlements payable	207,894	15,249	143,528

Other assets and liabilities	(369,639)	(61,983)	(185,308)

Net cash provided by operating activities	175,903	847,830	173,110

Cash Flows from Investing Activities

Purchases of marketable debt securities	(755,697)	(2,714,560)	(1,322,362)

Proceeds from maturities of marketable debt securities	999,569	831,019	607,134

Proceeds from sale of marketable debt securities	449,723	617,097	585,427

Purchases of marketable debt securities from customer funds	—	(488,851)	(642,252)

Proceeds from maturities of marketable debt securities from	73,000	505,501	382,887

customer funds

Proceeds from sale of marketable debt securities from customer funds	316,576	35,071	51,430

Payments for originations of consumer receivables	(18,361,871)	—	—

Proceeds from principal repayments and sales of consumer receivables	18,192,470	—	—

Purchases of property and equipment	(170,815)	(134,320)	(138,402)

Purchases of bitcoin investments	—	(170,000)	(50,000)

Purchases of other investments	(56,712)	(48,510)	(1,277)

Proceeds from sale of equity investments	—	420,644	—

Business combinations, net of cash acquired	539,453	(163,970)	(79,221)

Net cash provided by (used in) investing activities	1,225,696	(1,310,879)	(606,636)

BLOCK Q4 2022 30

Condensed Consolidated

Statements of Cash Flows

AUDITED

In thousands

		YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Cash Flows from Financing Activities

Proceeds from issuance of convertible notes, net	—	—	2,116,544

Purchases of senior note hedges	—	—	(338,145)

Proceeds from issuance of warrants	—	—	232,095

Proceeds from issuance of senior notes, net	—	1,971,828	—

Payments to redeem convertible notes	(1,071,788)	—	—

Proceeds from PPP Liquidity Facility advances	—	681,539	464,094

Repayments of PPP Liquidity Facility advances	(480,694)	(648,100)	—

Proceeds from warehouse facilities borrowings	1,620,805	—	—

Repayments of warehouse facilities borrowings	(391,463)	—	—

Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	81,768	126,719	161,985

Payments for tax withholding related to vesting of restricted stock units	(4,735)	(323,011)	(314,019)

Net increase in interest-bearing deposits	82,049	59,844	—

Other financing activities	(87,692)	(9,948)	(7,359)

Change in customer funds, restricted from use in the Company’s operations	349,330	793,163	1,361,540

Net cash provided by financing activities	97,580	2,652,034	3,676,735

Effect of foreign exchange rate on cash and cash equivalents	(38,363)	(7,066)	12,995

Net increase in cash, cash equivalents, restricted cash, and customer funds	1,460,816	2,181,919	3,256,204

Cash, cash equivalents, restricted cash, and customer funds, beginning of the year	6,975,090	4,793,171	1,536,967

Cash, cash equivalents, restricted cash, and customer funds, end of the year	$8,435,906	$6,975,090	$4,793,171

BLOCK Q4 2022 31

Reportable Segment Disclosures

Information on the reportable segments revenue and segment operating profit are as follows (in thousands):

		THREE MONTHS ENDED				YEAR ENDED
		DEC 31, 2022				DEC 31, 2022
		(UNAUDITED)				(AUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$122,403	$1,352,571	$—	$1,474,974	$466,171	$5,235,369	$—	$5,701,540

Subscription and services-based revenue	900,921	367,855	38,073	1,306,849	3,047,084	1,300,043	205,646	4,552,773

Hardware revenue	—	35,653	—	35,653	—	164,418	—	164,418

Bitcoin revenue	1,833,426	—	—	1,833,426	7,112,856	—	—	7,112,856

Segment revenue (ii)	2,856,750	1,756,079	38,073	4,650,902	10,626,111	6,699,830	205,646	17,531,587

Segment gross profit (iii, iv)	$847,944	$801,349	$10,901	$1,660,194	$2,950,967	$3,000,978	$39,947	$5,991,892

		THREE MONTHS ENDED				YEAR ENDED
		DEC 31, 2021				DEC 31, 2021
		(UNAUDITED)				(AUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$103,743	$1,205,158	$—	$1,308,901	$409,844	$4,383,302	$—	$4,793,146

Subscription and services-based revenue	486,695	229,694	55,713	772,102	1,893,008	664,367	152,356	2,709,731

Hardware revenue	—	35,910	—	35,910	—	145,679	—	145,679

Bitcoin revenue	1,961,621	—	—	1,961,621	10,012,647	—	—	10,012,647

Segment revenue	2,552,059	1,470,762	55,713	4,078,534	12,315,499	5,193,348	152,356	17,661,203

Segment gross profit (iv)	$517,592	$657,293	$7,158	$1,182,043	$2,070,847	$2,316,671	$32,305	$4,419,823

		THREE MONTHS ENDED				YEAR ENDED
		DEC 31, 2020				DEC 31, 2020
		(UNAUDITED)				(AUDITED)

	Cash App	Square	Corporate and Other(i)	Total	Cash App	Square	Corporate and Other(i)	Total
Revenue

Transaction-based revenue	$71,550	$857,461	$—	$929,011	$233,747	$3,061,231	$—	$3,294,978

Subscription and services-based revenue	344,105	105,266	—	449,371	1,163,096	376,307	—	1,539,403

Hardware revenue	—	24,363	—	24,363	—	91,654	—	91,654

Bitcoin revenue	1,756,225	—	—	1,756,225	4,571,543	—	—	4,571,543

Segment revenue	2,171,880	987,090	—	3,158,970	5,968,386	3,529,192	—	9,497,578

Segment gross profit (iv)	$376,659	$427,031	$—	$803,690	$1,225,578	$1,507,831	$—	$2,733,409

(i) Corporate and other represents results related to products and services that are not assigned to a specific reportable segment, and intersegment eliminations.

(ii) The revenue for both Cash App and Square for the year ended December 31, 2022 included $405.7 million each, from Afterpay post-acquisition results following the closing of the acquisition.

(iii) The gross profit for both Cash App and Square for the year ended December 31, 2022 included $294.1 million each, from Afterpay post-acquisition results following the closing of the acquisition.

(iv) Segment gross profit for Cash App for the years ended December 31, 2022, 2021, and 2020 included $32.1 million, $10.5 million, and $5.4 million of amortization of acquired technology assets expense, respectively. Segment gross profit for Square for the years ended December 31, 2022, 2021, and 2020 included $32.2 million, $8.3 million, and $5.8 million of amortization of acquired technology assets expense, respectively. Amortization of acquired technology assets expense included in Corporate and Other was immaterial for the years ended December 31, 2022, 2021, and 2020.

BLOCK Q4 2022 32

Operating Segment Disclosures

A reconciliation of total segment gross profit to the Company’s income (loss)

before applicable income taxes is as follows (in thousands):

	THREE MONTHS ENDED			YEAR ENDED
		(UNAUDITED)			(AUDITED)

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Total segment gross profit	$1,660,195	$1,182,043	$803,690	$5,991,892	$4,419,823	$2,733,409

Less: Product development	604,524	391,343	250,670	2,135,612	1,383,841	881,826

Less: Sales and marketing	539,724	484,778	328,576	2,057,951	1,617,189	1,109,670

Less: General and administrative	451,543	298,848	159,420	1,686,849	982,817	579,203

Less: Transaction, loan, and consumer receivable losses	155,250	57,117	15,986	550,683	187,991	177,670

Less: Bitcoin impairment losses	8,991	—	—	46,571	71,126	—

Less: Amortization of customer and other intangible assets	35,344	4,571	3,855	138,758	15,747	3,855

Less: Interest expense, net	1,472	12,998	17,988	36,228	33,124	56,943

Less: Other income (expense), net	(24,407)	6,775	(271,212)	(95,443)	(29,474)	(291,725)

Income (loss) before income taxes	$(112,246)	$(74,387)	$298,407	$(565,317)	$157,462	$215,967

Key Operating Metrics and

Non-GAAP Financial Measures

UNAUDITED

In thousands, except GPV and per share data

	THREE MONTHS ENDED				YEAR ENDED
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019

Gross Payment Volume (GPV) (in millions)	$53,160	$46,238	$32,022	$28,639	$203,536	$167,720	$112,295	$106,239

Adjusted EBITDA (in thousands)	$280,901	$184,181	$185,489	$118,529	$990,964	$1,013,657	$474,071	$416,853

Adjusted Net Income Per Share:

Basic	$0.22	$0.30	$0.37	$0.25	$1.05	$1.46	$0.72	$0.70

Diluted	$0.22	$0.27	$0.32	$0.23	$1.00	$1.28	$0.64	$0.62

BLOCK Q4 2022 33

Adjusted EBITDA(1)

UNAUDITED

In thousands

	THREE MONTHS ENDED			YEAR ENDED
	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Net income (loss) attributable to common stockholders	$(113,823)	$(76,830)	$293,959	$(540,747)	$166,284	$213,105

Net loss attributable to noncontrolling interests	(3,798)	(4,155)	—	(12,258)	(7,458)	—

Net income (loss)	(117,621)	(80,985)	293,959	(553,005)	158,826	213,105

Share-based compensation expense	274,495	178,043	113,628	1,069,289	608,042	397,500

Depreciation and amortization	90,907	39,051	22,471	340,523	134,756	84,212

Acquisition-related, integration, and other costs	40,662	20,848	3,543	157,264	35,474	7,482

Interest expense, net	1,472	12,998	17,988	36,228	33,124	56,943

Other expense (income), net	(24,407)	6,775	(271,212)	(95,443)	(29,474)	(291,725)

Bitcoin impairment losses	8,991	—	—	46,571	71,126	—

Provision (benefit) for income taxes	5,375	6,597	4,448	(12,312)	(1,364)	2,862

Loss on disposal of property and equipment	984	767	475	1,619	2,633	2,570

Acquired deferred revenue adjustment	73	138	257	382	744	1,497

Acquired deferred cost adjustment	(30)	(51)	(68)	(152)	(230)	(375)

Adjusted EBITDA	$280,901	$184,181	$185,489	$990,964	$1,013,657	$474,071

Adjustments for Adjusted Operating Income (Loss)
Share-based compensation expense	$274,495	$178,043	$113,628	$1,069,289	$608,042	$397,500
Acquisition related share based acceleration costs	—	—	—	(66,337)	—	—
Depreciation and amortization	90,907	39,051	22,471	340,523	134,756	84,212
Amortization of acquired intangibles	(53,664)	(11,215)	(4,582)	(208,952)	(38,392)	(15,029)
Acquired deferred revenue adjustment	73	138	257	382	744	1,497
Acquired deferred costs adjustment	(30)	(51)	(68)	(152)	(230)	(375)
Loss (gain) on disposal of property and equipment	984	767	475	1,619	2,633	2,570

Adjusted Operating Income (Loss)	$(31,864)	$(22,552)	$184,181	$(145,408)	$306,104	$3,696

(1) For a reconciliation of Adjusted EBITDA to net income (loss) for the years ended December 31, 2019 and 2018, please refer to the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operating Metrics and Non-GAAP Financial Measures” within our Annual Report on Form 10-K for the year ended December 31, 2022, filed on February 23, 2023.

BLOCK Q4 2022 34

Adjusted Net Income

and Adjusted EPS

UNAUDITED

In thousands, except per share data

	THREE MONTHS ENDED			YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Net income (loss) attributable to common stockholders	$(113,823)	$(76,830)	$293,959	$(540,747)	$166,284	$213,105

Net loss attributable to noncontrolling interests	(3,798)	(4,155)	—	(12,258)	(7,458)	—

Net income (loss)	(117,621)	(80,985)	293,959	(553,005)	158,826	213,105

Share-based compensation expense	274,495	178,043	113,628	1,069,289	608,042	397,500

Acquisition related, integration, and other costs	40,662	20,848	1,260	157,264	35,474	7,482

Amortization of intangible assets	53,637	13,264	5,717	208,952	40,522	19,239

Amortization of debt discount and issuance costs	3,855	2,817	20,355	15,162	9,822	67,979

Loss (gain) on revaluation of equity investments	(29,543)	5,515	(274,299)	(73,457)	(35,493)	(295,297)

Loss on extinguishment of long-term debt	—	—	4,258	—	—	6,651

Bitcoin impairment losses	8,991	—	—	46,571	71,126	—

Loss on disposal of property and equipment	984	767	475	1,619	2,633	2,570

Acquired deferred revenue adjustment	73	138	928	382	744	1,497

Acquired deferred cost adjustment	(30)	(51)	(189)	(152)	(230)	(375)

Tax effect of non-GAAP net income adjustments	$(102,523)	(34,754)	$(41,585)	$(264,523)	$(222,104)	$(102,383)

Adjusted Net Income - basic	$132,980	$140,356	$166,092	$608,102	$669,362	$317,968

Cash interest expense on convertible notes	$1,263	$1,266	$1,596	$5,014	$6,099	$6,078

Adjusted Net Income - diluted	$134,243	$141,622	$167,688	$613,116	$675,461	$324,046

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	598,875	462,562	452,869	578,949	458,432	443,126

Diluted	622,520	523,169	523,586	615,034	525,725	507,229

Adjusted Net Income Per Share:

Basic	$0.22	$0.30	$0.37	$1.05	$1.46	$0.72

Diluted	$0.22	$0.27	$0.32	$1.00	$1.28	$0.64

BLOCK Q4 2022 35

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform

UNAUDITED

In thousands

	THREE MONTHS ENDED				YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019

Total net revenue (GAAP)	$4,650,902	$4,078,534	$3,158,970	$1,313,429	$17,531,587	$17,661,203	$9,497,578	$4,713,500

Less: Bitcoin contribution to total net revenue	1,833,426	1,961,621	1,756,225	177,567	7,112,856	10,012,647	4,571,543	516,465

Less: BNPL Platform contribution to total net revenue	263,563	—	—	—	811,385	—	—	—

Total net revenue, excluding Bitcoin and BNPL Platform	$2,553,913	$2,116,913	$1,402,745	$1,135,862	$9,607,346	$7,648,556	$4,926,035	$4,197,035

	THREE MONTHS ENDED				YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019

Gross profit (GAAP)	$1,660,195	$1,182,042	$803,690	$527,049	$5,991,892	$4,419,823	$2,733,409	$1,889,685

Less: BNPL Platform contribution to gross profit	196,492	—	—	—	588,151	—	—	—

Total gross profit, excluding BNPL Platform	$1,463,703	$1,182,042	$803,690	$527,049	$5,403,741	$4,419,823	$2,733,409	$1,889,685

	THREE MONTHS ENDED				YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019

Bitcoin revenue	$1,833,426	$1,961,621	$1,756,225	$177,567	$7,112,856	$10,012,647	$4,571,543	$516,465

Bitcoin costs	1,798,798	1,915,176	1,715,452	174,438	6,956,733	9,794,992	4,474,534	508,239

Bitcoin gross profit	$34,628	$46,445	$40,773	$3,129	$156,123	$217,655	$97,009	$8,226

	THREE MONTHS ENDED				YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2019

Cash App revenue (GAAP)	$2,856,750	$2,552,059	$2,171,880	$360,665	$10,626,111	$12,315,499	$5,968,386	$1,105,599

Less: Bitcoin contribution to Cash App revenue	1,833,426	1,961,621	1,756,225	177,567	7,112,856	10,012,647	4,571,543	516,465

Less: BNPL Platform contribution to Cash App revenue	131,782	—	—	—	405,693	—	—	—

Total Cash App revenue, excluding Bitcoin and BNPL Platform	$891,542	$590,438	$415,655	$183,098	$3,107,562	$2,302,852	$1,396,843	$589,134

			THREE MONTHS ENDED			YEAR ENDED

			Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Square gross profit (GAAP)			$801,349	$657,293	$427,031	$3,000,978	$12,316,671	$1,507,831

Less: Square gross profit – U.S.			662,297	595,182	388,348	2,541,398	2,114,142	1,398,752

Total Square gross profit – International			139,052	62,111	38,683	459,580	202,529	109,079

Less: BNPL Platform contribution to Square gross profit – International			55,866	—	—	176,639	—	—

Total Square gross profit – International, excluding BNPL Platform			$83,186	$62,111	$38,683	$282,941	$202,529	$109,079

BLOCK Q4 2022 36

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED			YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Subscription and services-based revenue (GAAP)	$1,306,849	$772,102	$449,371	$4,552,773	$2,709,731	$1,539,403

Less: BNPL Platform contribution to subscription and services-based revenue	263,563	—	—	811,385	—	—

Total subscription and services-based revenue, excluding BNPL Platform	$1,043,286	$772,102	$449,371	$3,741,388	$2,709,731	$1,539,403

Subscription and services-based costs (GAAP)	$239,714	$145,497	$65,046	$861,745	$483,056	$222,712

Less: BNPL Platform contribution to subscription and services-based costs	67,071	—	—	223,234	—	—

Total subscription and services-based costs, excluding BNPL Platform	$172,643	$145,497	$65,046	$638,511	$483,056	$222,712

Subscription and services-based gross profit (GAAP)	$1,067,135	$626,605	$384,325	$3,691,028	$2,226,675	$1,316,691

Less: BNPL Platform contribution to subscription and services-based gross profit	196,492	—	—	588,151	—	—

Total subscription and services-based gross profit, excluding BNPL Platform	$870,643	$626,605	$384,325	$3,102,877	$2,226,675	$1,316,691

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	DEC 31, 2022		DEC 31, 2021		DEC 31, 2020		DEC 31, 2019
	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$2,856,750	$1,756,079	$2,552,059	$1,470,762	$2,171,880	$987,090	$360,665	$937,718

Less: BNPL Platform contribution to segment revenue	131,782	131,782	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	2,724,968	1,624,297	2,552,059	1,470,762	2,171,880	987,090	360,665	937,718

Segment cost of revenue (GAAP)	2,008,806	954,730	2,034,467	813,469	1,795,221	560,059	216,638	558,887

Less: BNPL Platform contribution to segment cost of revenue	33,536	33,536	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	1,975,270	921,194	2,034,467	813,469	1,795,221	560,059	216,638	558,887

Segment gross profit (GAAP)	847,944	801,349	517,592	657,293	376,659	427,031	144,027	378,831

Less: BNPL Platform contribution to segment gross profit	98,246	98,246	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$749,698	$703,103	$517,592	$657,293	$376,659	$427,031	$144,027	$378,831

BLOCK Q4 2022 37

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	YEAR ENDED		YEAR ENDED		YEAR ENDED		YEAR ENDED
	DEC 31, 2022		DEC 31, 2021		DEC 31, 2020		DEC 31, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue (GAAP)	$10,626,111	$6,699,830	$12,315,499	$5,193,348	$5,968,386	$3,529,192	$1,105,599	$3,461,988
Less: BNPL Platform contribution to segment revenue	405,693	405,693	—	—	—	—	—	—

Total segment revenue, excluding BNPL Platform	10,220,418	6,294,137	12,315,499	5,193,348	5,968,386	3,529,192	1,105,599	3,461,988

Segment cost of revenue (GAAP)	7,675,144	3,698,852	10,244,652	2,876,677	4,742,808	2,021,361	647,931	2,071,561
Less: BNPL Platform contribution to segment cost of revenue	111,617	111,617	—	—	—	—	—	—

Total segment cost of revenue, excluding BNPL Platform	7,563,527	3,587,235	10,244,652	2,876,677	4,742,808	2,021,361	647,931	2,071,561

Segment gross profit (GAAP)	2,950,967	3,000,978	2,070,847	2,316,671	1,225,578	1,507,831	457,668	1,390,427
Less: BNPL Platform contribution to segment gross profit	294,076	294,076	—	—	—	—	—	—

Total segment gross profit, excluding BNPL Platform	$2,656,891	$2,706,902	$2,070,847	$2,316,671	$1,225,578	$1,507,831	$457,668	$1,390,427

BLOCK Q4 2022 38

Select Financial Results Excluding

Bitcoin and Buy Now Pay Later

(“BNPL”) Platform, Continued

UNAUDITED

In thousands

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	DEC 31, 2022		DEC 31, 2021		DEC 31, 2020		DEC 31, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$900,921	$367,855	$486,695	$229,694	$344,105	$105,266	$161,695	$104,674
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	131,782	131,782	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$769,139	$236,073	$486,695	$229,694	$344,105	$105,266	$161,695	$104,674

	YEAR ENDED		YEAR ENDED		YEAR ENDED		YEAR ENDED
	DEC 31, 2022		DEC 31, 2021		DEC 31, 2020		DEC 31, 2019

	Cash App	Square	Cash App	Square	Cash App	Square	Cash App	Square
Segment revenue, subscription and services-based (GAAP)	$3,047,084	$1,300,043	$1,893,008	$664,367	$1,163,096	$376,307	$516,269	$369,274
Less: BNPL Platform contribution to segment revenue, subscription and services-based (GAAP)	405,693	405,693	—	—	—	—	—	—

Total segment revenue, subscription and services-based excluding BNPL Platform	$2,641,391	$894,350	$1,893,008	$664,367	$1,163,096	$376,307	$516,269	$369,274

	THREE MONTHS ENDED		YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2022	Dec 31, 2021

Square gross profit (GAAP)	$801,349	$657,293	$3,000,978	$2,316,671

Less: BNPL Platform contribution to Square gross profit	98,246	—	294,076	—

Less: PPP loan forgiveness	2,094	58,622	67,593	96,187

Total Square gross profit – excluding BNPL Platform and PPP loan forgiveness	$701,009	$598,671	$2,639,309	$2,220,484

BLOCK Q4 2022 39

Non-GAAP Operating Expenses

UNAUDITED

In thousands

	THREE MONTHS ENDED			YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Operating expenses	$(1,795,376)	$(1,236,657)	$(758,507)	$(6,616,424)	$(4,258,711)	$(2,752,224)

Share-based compensation	274,353	177,943	113,531	1,068,795	607,632	397,132

Depreciation and amortization	71,874	32,461	18,966	268,676	112,111	72,896

Acquisition related, integration, and other costs	40,662	20,848	3,543	157,264	35,474	7,482

Bitcoin impairment losses	8,991	—	—	46,571	71,126	—

Loss on disposal of property and equipment	984	767	475	1,619	2,633	2,570

Non-GAAP operating expenses	$(1,398,512)	$(1,004,638)	$(621,992)	$(5,073,499)	$(3,429,735)	$(2,272,144)

Product development	$(604,524)	$(391,343)	$(253,448)	$(2,135,612)	$(1,383,841)	$(881,826)

Share-based compensation	192,934	132,331	83,906	701,715	446,596	289,553

Depreciation and amortization	29,943	20,299	13,724	122,266	77,544	53,080

Loss on disposal of property and equipment	—	385	198	461	1,570	884

Non-GAAP product development	$(381,647)	$(238,328)	$(155,620)	$(1,311,170)	$(858,131)	$(538,309)

Sales and marketing	$(539,724)	$(484,778)	$(328,576)	$(2,057,951)	$(1,617,189)	$(1,109,670)

Share-based compensation	30,098	16,390	9,273	105,231	57,070	36,627

Depreciation and amortization	1,677	1,426	1,095	6,197	5,142	4,152

Loss (gain) on disposal of property and equipment	192	—	(3)	244	—	(2)

Non-GAAP sales and marketing	$(507,757)	$(466,962)	$(318,211)	$(1,946,279)	$(1,554,977)	$(1,068,893)

General and administrative	$(451,543)	$(298,794)	$(159,420)	$(1,686,849)	$(982,817)	$(579,203)

Share-based compensation	51,321	29,222	20,352	261,849	103,966	70,952

Acquisition related, integration and other costs	40,662	20,848	3,543	157,264	35,474	7,482

Depreciation and amortization	15,578	8,287	4,147	47,095	26,976	15,664

Loss on disposal of property and equipment	792	382	280	914	1,063	1,688

Non-GAAP general and administrative	$(343,190)	$(240,055)	$(131,098)	$(1,219,727)	$(815,338)	$(483,417)

Adjusted Operating Income

(Loss)

UNAUDITED

In thousands

	THREE MONTHS ENDED			YEAR ENDED

	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020	Dec 31, 2022	Dec 31, 2021	Dec 31, 2020

Operating income (loss)	$(135,181)	$(54,615)	$(45,183)	$(624,532)	$161,112	$(18,815)

Amortization of acquired technology assets	18,320	6,590	3,505	70,194	22,645	11,174

Acquisition related, integration, and other costs	40,662	20,848	3,543	157,264	35,474	7,482

Bitcoin impairment losses	8,991	—	—	46,571	71,126	—

Amortization of customer and other acquired intangible assets	35,344	4,625	1,077	138,758	15,747	3,855

Acquisition related share-based acceleration costs	—	—	—	66,337	—	—

Adjusted Operating Income (Loss)	$(31,864)	$(22,552)	$53,308	$(145,408)	$306,104	$3,696

BLOCK Q4 2022 40